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AT THE COMPANY Rafael Arrillaga-Torréns, Jr. Chairman, President and CEO Yadira R. Mercado Executive Vice-President, CFO 787/751-7340	AT FINANCIAL RELATIONS BOARD Julie Tu - Investor Inquiries 212/445-8456 Marilynn Meek General Inquiries 212/827-3773

EUROBANCSHARES, INC. REPORTS EARNINGS FOR THE
SECOND QUARTER ENDED JUNE 30, 2005

San Juan, Puerto Rico, July 21, 2005 - EuroBancshares, Inc. (Nasdaq: EUBK) (the “Company”) today reported its results for the second quarter ended June 30, 2005.

Rafael Arrillaga-Torréns, Chairman, President and Chief Executive Officer, expressed yesterday his satisfaction with the results of the second quarter of 2005. “We are very satisfied with our results for this quarter and with the continued growth we are having in our niche business, the small to mid-size commercial businesses, executives, professionals and their employees. Our core earnings increased during the quarter as we are gaining additional market share. Our ability to expand our market share and continue growing our niche is demonstrated by the 10.4% increase in the commercial loans portfolio during this quarter when compared to the first quarter of 2005. On an annualized basis, the commercial loans portfolio, our main line of business, has grown 35.5% during the six months ended June 30, 2005 to $831.2 million, from $706.0 million as of December 31, 2004.

We have also been successful in improving our net interest margin on a fully taxable equivalent basis to 3.82% for the quarter ended June 30, 2005, up from 3.75% for the previous quarter. Our asset quality ratios have also improved as compared to the first quarter of 2005 which also demonstrates our ability to manage asset quality and successfully integrate acquisitions made in the past. We are very confident that our business model will continue to result in additional growth and increased profitability for the Company.”

Net Income

EuroBancshares’ net income before extarordinary gain for the second quarter of 2005 increased 18.29% to $5.3 million, or $0.25 per diluted share, compared to $4.5 million, or $0.28 per diluted share, for the same period in 2004, after giving effect to a two-for-one stock split effective July 15, 2004, the issuance of 3,450,000 shares on August 11, 2004 in the Company’s Initial Public Offering (IPO) and an additional 517,500 shares on September 15, 2004, pursuant to the exercise of the underwriters’ over-allotment option in connection with the IPO. Return on Average Assets (ROAA) for the second quarter of 2005 was 0.98%, compared to a ROAA of 1.02% for the same quarter in 2004. Return on Average Common Equity (ROAE) for the second quarter of 2005 was 13.80%, compared to 24.93% for the second quarter of 2004.

Net income before extraordinary gain for the six months ended June 30, 2005 was $10.1 million, or $0.48 per diluted share, compared to $6.8 million, or $0.45 per diluted share, for the same period in 2004. ROAA for the six months ended June 30, 2005 was 0.94%, compared to a ROAA of 0.88% for the same period last year. ROAE for the six months ended June 30, 2005 was 13.30%, compared to 19.65% for the same period in 2004.

Net Interest Income

The Company reported total interest income of $33.9 million for the second quarter of 2005, compared to $25.4 million for the second quarter of 2004. Total interest income for the six months ended June 30, 2005 was $65.7 million, compared to total interest income of $44.4 million for the same period in 2004. Increases were due to the combined result of increases in average interest-earning assets and increased yields resulting from higher interest rates during 2005. Average second quarter and average six month year-to-date interest-earning assets increased to $2.083 billion and $2.054 billion at June 30, 2005, compared to $1.678 billion and $1.485 billion at June 30, 2004, respectively.

Total interest expense was $14.7 million for the second quarter ended June 30, 2005, compared to $9.9 million for the same quarter in 2004.  Total interest expense for the six months ended June 30, 2005 was $28.2 million, compared to total interest expense of $18.2 million for the same period in 2004. These increases resulted primarily from the combination of higher interest-bearing liabilities and increased cost of funds during 2005. Average second quarter and average year-to-date interest-bearing liabilities increased to $1.851 billion and $1.825 billion at June 30, 2005, as compared to $1.526 billion and $1.347 billion at June 30, 2004, respectively.

Net interest margin on a fully taxable equivalent basis increased to 3.82% and 3.78% for the second quarter and six months ended June 30, 2005, as compared to 3.79% and 3.63% for the same periods in 2004, respectively. Net interest spread on a fully taxable equivalent basis decreased to 3.42% for the second quarter of 2005, from 3.54% for the second quarter of 2004, while it increased to 3.40% for the six months ended June 30, 2005, as compared to 3.37% for the same period in 2004. The increase is mainly attributable to a higher interest rate environment experienced during 2005 as compared to the same periods in 2004. The decrease in net interest spread for the second quarter of 2005, as compared to the second quarter of 2004, was due to the fact that in the 2005 period the cost of funds grew in a greater proportion than the yield of interest earning assets. However, it is important to note that net interest margin and net interest spread, both on a fully taxable equivalent basis, increased to 3.82% and 3.42% for the second quarter of 2005 and to 3.78% and 3.40% for the six months ended June 30, 2005 when compared to 3.75% and 3.38% for the previous quarter ended March 31, 2005, respectively.

The following table indicates the estimated impact on future net interest income under various interest rate scenarios as of June 30, 2005:

	Change in Future Net Interest Income
	At June 30, 2005
Change in Interest Rates	Dollar Change	Percentage Change
	(Dollars in thousands)
+200 basis points over one year	$2,456	3.47%
+100 basis points over one year	1,532	2.16
- 100 basis points over one year	(933)	(1.32)
- 200 basis points over one year	(2,019)	(2.85)

Provision for Loan and Lease Losses

The provision for loan and lease losses for the quarter ended June 30, 2005 was $2.1 million, compared to $2.5 million for the quarter ended June 30, 2004, and $3.3 million and $4.0 million when comparing the six months ended June 30, 2005 and June 30, 2004, respectively. The decrease in the provision was a direct result of the periodic evaluation of the allowance for possible loan and lease losses, considering net-charge offs, delinquencies and related loss experience as discussed below in more details.

Net Non-Interest Income

EuroBancshares’ net non-interest income in the second quarter of 2005 was of $2.6 million, as compared to $1.8 million for the same quarter last year. This increase is due to: (i) a $307,000 increase in service charges, mainly on deposits; (ii) a $132,000 gain on non-hedging derivatives resulting from their early termination in April 2005; (iii) a $28,000 increase in gain on sale of mortgage loans; and (iv) a decrease of $319,000 in net losses on sale of real estate owned and other repossessed assets.

Net non-interest income for the six months ended June 30, 2005 was $3.5 million, as compared to $3.4 million for the 2004 same period. This increase resulted from the net effect of: (i) a $644,000 increase in service charges, our main component of non-interest income; (ii) a $944,000 increase in net losses on non-hedging derivatives, which reflects a $1.1 million charge to earnings in the first quarter of 2005 for net losses on non-hedging derivatives on which hedge accounting had been discontinued, and a $132,000 gain on such derivatives in the second quarter as previously mentioned; (iii) a $454,000 increase in gain on sale of loans, mainly resulting from a $365,000 gain on sale of $14.9 million of leases in the first quarter of 2005; (iv) a $230,000 loss on sale of securities resulting from the sale of $40.0 million in U.S. Treasury obligations available for sale in March 2005, which were sold in an effort to improve the yields of the available for sale securities portfolio; and (v) a decrease of $170,000 in the net loss on sale of repossessed assets and on disposition of other assets.

Non-Interest Expense

Non-interest expense for the second quarter of 2005 increased to $11.3 million as compared to $8.9 million for the second quarter of 2004. Non-interest expense increased from $16.2 million for the six months ended June 30, 2004 to $22.1 million for the six months ended June 30, 2005. This increase was mainly concentrated in personnel, occupancy and professional expenses and continued to reflect the organic growth of EuroBancshares as well as the growth related to the acquisition of The Bank & Trust of Puerto Rico (BankTrust) on May 3, 2004 and increased legal, audit, consulting and professional fees related to becoming a publicly-traded corporation. The efficiency ratio on a fully taxable equivalent basis was 50.49% for the quarter ended on June 30, 2005, as compared to 50.17% for the quarter ended on June 30, 2004, and 52.31% for the six months ended on June 30, 2005, as compared to 53.50% for same period in 2004. There was an improvement of this ratio when compared to the quarter ended March 31, 2005 for which it was 54.37%.

Income Tax Expense

EuroBancshares recorded income tax expense of $3.1 million during the second quarter of 2005, up from $1.5 million during the same period of 2004. Income tax expense for the six months ended June 30, 2005 also increased to $5.5 million, as compared to $2.5 million for the six months ended June 30, 2004. This increase results from a $15.5 million pre-tax income and a 35.18% effective tax rate for the six months ended June 30, 2005, as compared to a $9.3 million pre-tax income and a 27.19% effective tax rate for the same period in 2004. The increase in the effective rate resulted mainly from the increase in taxable income as a percentage of total income during 2005, as compared to 2004.

Recently, the legislature of Puerto Rico approved a temporary increase of 2.5% on taxable income, which will increase the statutory tax rate from 39% to 41.5%. This proposal, if signed by the governor, is not expected to have a material impact on EuroBancshares’ financial position.

Balance Sheet Summary and Asset Quality Data

EuroBancshares increased its total assets to $2.276 billion at June 30, 2005 from $2.103 billion at December 31, 2004. After a $14.9 million sale of finance leases during the first quarter of 2005, total loans still increased by $142.2 million, or 10.26%, to $1.527 billion at June 30, 2005, up from $1.385 billion at December 31, 2004. Commercial loans, the Company’s main line of business, increased by $125.2 million, or 17.74%, to $831.2 million as of June 30, 2005, up from $706.0 million as of December 31, 2004.

Non-performing loans to total loans decreased to 2.25% as of June 30, 2005, when compared to 2.57% as of March 31, 2005, and 2.92% as of December 31, 2004. Similarly, non-performing assets to total assets decreased to 1.93% as of June 30, 2005, as compared to 2.18% at March 31, 2005, and 2.23% at December 31, 2004. Net charge-offs (on an annualized basis) as a percentage of average loans increased to 1.09% for the quarter ended June 30, 2005, up from 0.66% for the first quarter of 2005 and 0.69% for the year ended December 31, 2004. However, out of the $4.0 million in net charge-offs for the second quarter of 2005, $1.4 million correspond to loans acquired from BankTrust, for which adequate reserves were acquired. The allowance for loan and lease losses decreased to $16.0 million as of June 30, 2005, from $19.0 million as of December 31, 2004. During the first six months of 2005, the allowance for loan and lease losses was impacted by $2.1 million in net charge-offs on loans acquired from BankTrust, for which adequate reserves were acquired and accordingly, additional provision was not considered necessary to replenish such charge-offs. The allowance for loan and lease losses is considered adequate as it represents 1.05% of total loans at June 30, 2005.

During the second quarter of 2005, the investment portfolio increased by approximately $43.9 million to $656.2 million as of June 30, 2005, from $612.3 million as of December 31, 2004. The change from December 31, 2004 was primarily due to the net effect of: (i) a $40.0 million sale of US Treasury obligations which would have matured between August and September of 2005; (ii) a decrease of $1.5 million in FHLB investments due to monthly principal prepayments and maturity of FHLB obligations and the redemption of FHLB stocks; (iii) the monthly prepayments for approximately $59.8 million of mortgage backed securities; (iv) the purchase of $64.2 million in US government agencies obligations and $84.0 million in mortgage backed securities; and (v) a net premium amortization of $2.9 million. During the past few years, EuroBancshares has positioned its investment portfolio for an increase in interest rates by purchasing mostly investments with maturities or estimated maturities between 1½ to 4 years. During the first half of 2005, EuroBancshares has seen higher interest in the short term of the curve and has been able to reinvest at higher yields and for maturities or estimated maturities from 2 years to 5 years. As of June 30, 2005, after above-mentioned transactions, the estimated average maturity was approximately 4.25 years and the average yield was approximately 4.41% compared to an estimated average maturity of 2.64 years and to an estimated average yield of 4.15% for December 31, 2004.

Deposits grew by $92.0 million, from $1.409 billion at December 31, 2004 to $1.501 billion at June 30, 2005. Other borrowings increased to $590.7 million at June 30, 2005, as compared to $520.2 million at December 31, 2004.

EuroBancshares, Inc. is a diversified financial holding company headquartered in San Juan, Puerto Rico, offering a broad array of financial services through its wholly owned banking subsidiary, Eurobank; EBS Overseas, an international banking entity, and its wholly owned insurance agency, EuroSeguros.

Statements concerning future performance, events, expectations for growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, loan volumes, the ability to expand net interest margin, loan portfolio performance, the ability to continue to attract low-cost deposits, success of expansion efforts, competition in the marketplace and general economic conditions. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes included in EuroBancshares’ most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission as they may be amended from time to time. Results of operations for the most recent quarter are not necessarily indicative of operating results for any future periods. Any projections in this release are based on limited information currently available to management, which is subject to change. Although any such projections and the factors influencing them will likely change, the bank will not necessarily update the information, since management will only provide guidance at certain points during the year. Such information speaks only as of the date of this release. Additional information on these and other factors that could affect our financial results are included in filings by EuroBancshares with the Securities and Exchange Commission.

EUROBANCSHARES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

June 30, 2005 and December 31, 2004

Assets	2005	2004
Cash and due from banks	$25,920,949	$18,597,116
Interest-bearing deposits	2,791,559	3,271,377
Securities purchased under agreements to resell	17,371,052	42,810,479
Investment securities available for sale:
Pledged securities with creditors’ right to repledge	541,010,705	457,247,716
Other securities available for sale	59,914,652	98,234,027
Investment securities held to maturity:
Pledged securities with creditors’ right to repledge	40,947,628	34,390,675
Other securities held to maturity	5,013,434	15,113,768
Other investments	10,661,400	8,715,600
Loans held for sale	2,877,814	2,684,063
Loans, net of allowance for loan and lease losses of $16,043,428 in 2005
and $19,038,836 in 2004	1,511,039,282	1,365,890,375
Accrued interest receivable	12,831,964	11,167,973
Customers’ liability on acceptances	670,478	395,161
Premises and equipment, net	11,419,617	11,261,213
Other assets	33,115,863	33,009,509
Total assets	$2,275,586,397	$2,102,789,052
Liabilities and Stockholders’ Equity
Deposits:
Noninterest bearing	$153,212,264	$137,895,861
Interest bearing	1,347,825,839	1,271,140,575
Total deposits	1,501,038,103	1,409,036,436
Securities sold under agreements to repurchase	533,884,500	463,409,056
Acceptances outstanding	670,478	395,161
Notes payable to Federal Home Loan Bank	10,383,401	10,403,638
Notes payable to Statutory Trusts	46,393,000	46,393,000
Accrued interest payable	8,076,086	6,719,851
Accrued expenses and other liabilities	6,617,117	8,130,222
	2,107,062,685	1,944,487,364
Stockholders’ equity:
Preferred stock:
Preferred stock Series A, $0.01 par value. Authorized 20,000,000
shares; issued and outstanding 430,537 in 2005 and 2004	4,305	4,305
Capital paid in excess of par value	10,759,120	10,759,120
Common stock:
Common stock, $0.01 par value. Authorized 150,000,000
shares; issued and outstanding 19,564,086 shares in 2005 and 2004	195,641	195,641
Capital paid in excess of par value	105,508,402	105,408,402
Retained earnings:
Reserve fund	5,800,494	4,721,756
Undivided profits	48,981,756	40,369,955
Accumulated other comprehensive loss	(2,726,006)	(3,157,491)
Total stockholders’ equity	168,523,712	158,301,688
Total liabilities and stockholders’ equity	$2,275,586,397	$2,102,789,052

EUROBANCSHARES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)

For the six and three month periods ended June 30, 2005 and 2004

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Interest income:
Loans, including fees	$28,362,628	$22,690,541	$55,090,362	$39,441,670
Investment securities	5,318,478	2,645,358	10,126,319	4,772,761
Interest-bearing deposits, securities purchased
under agreements to resell, and other	254,883	83,949	472,072	211,759
Total interest income	33,935,989	25,419,848	65,688,753	44,426,190
Interest expense:
Deposits	10,242,434	8,278,501	20,010,457	15,311,700
Securities sold under agreements to repurchase,
notes payable, and other	4,442,462	1,619,268	8,159,501	2,933,390
Total interest expense	14,684,896	9,897,769	28,169,958	18,245,090
Net interest income	19,251,093	15,522,079	37,518,795	26,181,100
Provision for loan and lease losses	2,075,000	2,475,000	3,325,000	3,975,000
Net interest income after provision for loan
and lease losses	17,176,093	13,047,079	34,193,795	22,206,100
Noninterest income:
Service charges – fees and other	2,403,451	2,096,099	4,377,063	3,733,003
Net gain (loss) on non-hedging derivatives	131,637	—	(943,782)	—
Net loss on sale of securities	—	—	(230,017)	—
Net loss on sale of repossessed assets and on disposition
of other assets	(65,791)	(384,847)	(259,048)	(428,629)
Gain on sale of loans	96,850	68,519	522,732	68,519
Total noninterest income	2,566,147	1,779,771	3,466,948	3,372,893
Noninterest expense:
Salaries and employee benefits	5,595,942	4,791,913	11,335,632	8,795,955
Occupancy	1,996,565	1,661,633	4,047,855	3,193,649
Professional services	1,216,357	366,015	1,862,275	720,046
Insurance	257,592	181,449	551,613	330,957
Promotional	229,707	155,751	362,559	271,421
Other	2,024,408	1,718,878	3,981,113	2,927,148
Total noninterest expense	11,320,571	8,875,639	22,141,047	16,239,176
Income before income taxes	8,421,669	5,951,211	15,519,696	9,339,817
Provision for income taxes	3,127,004	1,475,145	5,459,815	2,539,126
Income before extraordinary item	5,294,665	4,476,066	10,059,881	6,800,691
Extraordinary gain on acquisition of BankTrust	—	4,414,220	—	4,414,220
Net income	$5,294,665	$8,890,286	$10,059,881	$11,214,911
Earnings per share:
Basic:
Income before extraordinary item	$0.26	$0.29	$0.50	$0.46
Extraordinary item	—	0.29	—	0.30
Net income	$0.26	$0.58	$0.50	$0.76
Diluted:
Income before extraordinary item	$0.25	$0.28	$0.48	$0.45
Extraordinary item	—	0.29	—	0.30
Net income	$0.25	$0.57	$0.48	$0.75

EUROBANCSHARES, INC. AND SUBSIDIARIES
OPERATING RATIOS AND OTHER SELECTED DATA
(Dollars in thousands, except share data)
Unaudited

	Quarter Ended			Six Month Ended
	June 30,		March 31,	June 30,
	2005	2004	2005	2005	2004

Average shares outstanding - basic	19,564,086	14,976,086	19,564,086	19,564,086	14,507,634
Average shares outstanding - assuming dilution	20,290,441	15,404,997	20,360,022	20,328,707	14,936,545
Number of shares outstanding at end of period	19,564,086	15,532,966	19,564,086	19,564,086	15,532,966

Average Balances

Total assets	$2,161,351	$1,754,594	$2,102,260	$2,131,199	$1,550,072
Loans and leases, net of unearned	1,466,930	1,201,608	1,415,205	1,441,210	1,057,394
Interest-earning assets	2,082,570	1,678,212	2,025,650	2,054,311	1,484,710
Interest-bearing deposits	1,323,653	1,174,657	1,294,604	1,309,209	1,041,846
Interest-bearing liabilities	527,639	351,306	504,704	516,235	305,556
Preferred stock	10,763	7,222	10,763	10,763	3,611
Shareholders' equity	164,272	81,979	159,795	162,045	74,304

Loan Mix

Commercial & industrial secured by real estate	36.98%	29.62%	34.67%	36.98%	29.60%
Other commercial & industrial	17.68	20.18	17.98	17.68	20.20
Construction secured by real estate	5.04	5.94	5.49	5.04	5.90
Other construction	0.06	0.42	0.09	0.06	0.40
Mortgage	3.18	4.49	3.45	3.18	4.50
Consumer secured by real estate	0.07	0.11	0.09	0.07	0.10
Other consumer	4.61	6.46	5.10	4.61	6.50
Lease financing contracts	31.88	32.41	32.60	31.88	32.40
Overdrafts	0.50	0.37	0.53	0.50	0.40
Total	100.00	100.00	100.00	100.00	100.00

Deposit Mix

Noninterest-bearing deposits	10.21%	9.40%	9.36%	10.21%	9.40%
Now and money market	5.80	7.54	8.80	5.80	7.50
Savings	17.13	18.66	19.12	17.13	18.70
Broker deposits	44.01	36.32	38.25	44.01	36.30
Regular CD's & IRAS	9.56	12.59	10.79	9.56	12.60
Jumbo CD's	13.29	15.49	13.68	13.29	15.50
Total	100.00	100.00	100.00	100.00	100.00

Financial Data

Total assets	$2,275,586	$1,928,245	$2,120,449	$2,275,586	$1,928,245
Loans and leases, net of unearned	1,529,961	1,340,813	1,438,163	1,529,961	1,340,813
Allowance for loan and lease losses	16,043	19,390	17,966	16,043	19,390
Total deposits	1,501,038	1,405,897	1,446,128	1,501,038	1,405,897
Total borrowings	590,661	399,431	498,948	590,661	399,431
Preferred stock	10,763	10,833	10,763	10,763	10,833
Dividends on preferred stock	186	123	184	369	123
Shareholders' equity	168,524	98,072	159,575	168,524	98,072
Net income	5,295	8,890	4,765	10,060	11,215
Total interest income	33,936	25,420	31,753	65,689	44,426
Total interest expense	14,685	9,898	13,485	28,170	18,245
Provision for loan and lease losses	2,075	2,475	1,250	3,325	3,975
Non-interest income	2,403	2,096	1,973	4,377	3,733
Net gain (loss) on non-hedge derivatives	132	-	(1,075)	(944)	-
Net gain (loss) on sale of loans and other assets	31	(316)	3	34	(360)
Non-interest expense	11,320	8,876	10,821	22,141	16,239
Income taxes	3,127	1,475	2,333	5,460	2,539
Net income before extraordinary item	5,295	4,476	4,765	10,060	6,801
Extraordinary item	-	4,414	-	-	4,414
Nonperforming assets	43,925	47,784	46,125	43,925	47,784
Nonperforming loans	34,456	40,867	36,998	34,456	40,867
Net charge-offs	3,998	3,868	2,323	6,321	4,881

EUROBANCSHARES, INC. AND SUBSIDIARIES
OPERATING RATIOS AND OTHER SELECTED DATA
(Dollars in thousands, except share data)
Unaudited

Quarter Ended			Six Month Ended
June 30,		March 31,	June 30,
2005	2004	2005	2005	2004
Performance Ratios

Return on average assets (1)	0.98%	1.02%	0.91%	0.94%	0.88%
Return on average common equity (2)	13.80	24.93	12.79	13.30	19.65
Net interest spread (3)	3.42	3.54	3.38	3.40	3.37
Net interest margin (4)	3.82	3.79	3.75	3.78	3.63
Efficiency ratio (5)	50.49	50.17	54.37	52.31	53.50
Earnings per common share before extraordinary item - basic	$0.26	$0.29	$0.23	$0.50	$0.46
Earnings per common share before extraordinary item - diluted	0.25	0.28	0.23	0.48	0.45
Earnings per common share - basic	0.26	0.58	0.23	0.50	0.76
Earnings per common share - diluted	0.25	0.57	0.23	0.48	0.75

Asset Quality Ratios

Nonperforming assets to total assets	1.93%	2.48%	2.18%	1.93%	2.48%
Nonperforming loans to total loans	2.25	3.05	2.57	2.25	3.05
Allowance for loan and lease losses to total loans	1.05	1.45	1.25	1.05	1.45
Net loan and lease charge-offs to average loans	1.09	1.29	0.66	0.88	0.92

(1)	Return on average assets (ROAA) is determined by dividing net income before extraordinary gain by average assets.
(2)	Return on average common equity (ROAE) is determined by dividing net income before extraordinary gain by average common equity.
(3)	Represents the average rate earned on interest-earning assets less the average rate paid on interest-bearing liabilities.
(4)	Represents net interest income on fully taxable equivalent basis as a percentage of average interest-earning assets.
(5)	The efficiency ratio is determined by dividing total noninterest expense by an amount equal to net interest income (fully taxable equivalent) plus noninterest income.